Exhibit 99.1

The Scotts Miracle-Gro Company

ScottsMiracle-Gro Announces Appointment
of Mark D. Kingdon to Board of Directors

MARYSVILLE, Ohio, July 13, 2023 -- The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden as well as indoor and hydroponic growing products, today announced that Mark D. Kingdon has been named to its Board of Directors.

Kingdon has held senior executive positions ranging from president and CEO to founder of companies in the consumer, technology and digital spaces, among others. He has experience in finance, marketing, branding, innovation, business transformation and emerging technologies with a track record of achieving groundbreaking results.

“Mark will be a solid contributor to the Board at a critical time in the evolution of our Company,” said Jim Hagedorn, chairman and CEO. “Beyond his bottom-line focus and strategic mindset, he is a creative thinker who is adept at identifying and capitalizing upon opportunities for near- and long-term growth.

“Just as importantly, he is highly enthusiastic about joining our team, has an impressive marketing pedigree and is a dedicated gardener. I welcome his forward-looking ideas to help us deliver value creation for our customers, consumers and shareholders.”

Kingdon is founder of Quixotic Ventures, which invests in early stage consumer internet companies, and held board seats with TheRealReal.com, SAY Media, Inc., Linden Lab and Organic, Inc. as well as several nonprofits, such as Miami’s New World Symphony. He previously was CEO of Linden Lab (developer of Second Life - the early metaverse) and Organic, Inc.. He also was a managing partner at PwC, where he ran the retail and distribution industries consulting practice for the Americas. He holds an MBA from the Wharton School of Business, University of Pennsylvania, and a Bachelor of Arts in Economics from the University of California, Los Angeles. He and his husband have three children.

Kingdon succeeds Gerald Volas, who resigned from the Board. “I want to thank Jerry for his service,” Hagedorn said. “We very much appreciate his contributions and wish him the best as he explores other endeavors.”

Kingdon’s appointment reflects an ongoing review by the Board of Directors to assess its skill sets and experience with a focus on fresh perspectives and viewpoints. Since 2022, in addition to Kingdon, former Nevada Governor Brian Sandoval and Edith Avilés, an expert in capital markets and leveraged finance, have joined the Board.

About ScottsMiracle-Gro

With approximately $3.9 billion in sales, the Company is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro®, and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting, and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at
www.scottsmiraclegro.com.

For media inquiries:

Tom Matthews
Chief Communications Officer
Corporate Affairs
(937) 644-7044